Exhibit 1(f)

                              NORTHSTAR/NWNL TRUST

                        WRITTEN INSTRUMENT FIXING NUMBER

                      OF TRUSTEES AND APPOINTMENT TRUSTEES

The undersigned, being the trustees of the Northstar/NWNL Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Article II of the Fund's Declaration of Trust executed on December 17, 1993, as amended, (the "Declaration of Trust") hereby fix the number of Trustees and appoint Trustees to fill vacancies as follows:

         1. Pursuant to the provisions of Section 2.11 of the Declaration of Trust, the number of Trustees of the Trust is hereby fixed at nine (9).

         2. Pursuant to the provisions of Section 2.14 of the Declaration of Trust, Alan L. Gosule, David W.C. Putnam, and John R. Smith, are hereby appointed Trustees of the Trust to fill the vacancies existing by reason of the increase in the number of Trustees and the resignation of John Flittie.

Dated: June 30, 1995

         -------------------------  --------------------------
            Robert B. Goode, Jr.          Mark L. Lipson

         -------------------------  --------------------------
              Paul S. Doherty            Marjory Williams

         -------------------------  --------------------------
              David W. Wallace             John Turner